Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - March 2010

Series Deal Size Expected Maturity		2003-4 $725MM 10/15/2013
Yield *		20.01%
Less:	Coupon	0.59%
	Servicing Fee	1.50%
	Net Credit Losses	8.19%
Excess Spread :
	March-10	9.73%
	February-10	5.69%
	January-10	0.95%
Three Month Average Excess Spread		5.46%

Delinquency:
	30 to 59 Days	1.18%
	60 to 89 Days	0.92%
	90+ Days	2.58%
	Total	4.68%
Principal Payment Rate		18.48%

*	Yields for the February 2010 and March 2010 Monthly Periods reflect an increase in finance charge collections due to a change in the allocation of payments as a result of the implementation of the Credit CARD Act of 2009.